UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Pursuant to Section 240.14a-12

Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Harley-Davidson, Inc. (the “Company”) maintains a website, VoteHarleyDavidson.com, in connection with the Company’s 2025 annual meeting of shareholders. On the evening of May 1, 2025, the Company added a page titled “Setting the Record Straight” and updated the Navigation Bar of the website. Copies of website pages reflecting these changes are filed herewith.

YOUR BOARD RESOURCES FACTS CONTACTS How To Vote

GUIDED BY EXPERIENCE. UNITED BY PURPOSE. PROTECTING YOUR INVESTMENT.

Harley-Davidson's highly-qualified Board is driving value for all shareholders and preserving the Company's legacy. Now, our Company's future and the progress we have made are at risk.

Learn More | Vote Your Shares NOW

H Partners' harmful and disingenuous campaign puts the value of your investment at risk.

H Partners has had a voice in the boardroom for the past three years. They have consistently **supported** CEO Jochen Zeitz, **endorsed** the Hardwire strategic plan and management's execution of it, **voted in favor** of all directors standing for reelection and **actively participated** in the CEO search process.

In a sudden about face — after their preferred CEO candidate did not get even bare majority support from the Board — they abdicated their Board seat and resorted to a disruptive and misleading campaign.

THEY DO NOT HAVE YOUR BEST INTERESTS AT HEART, AND THEIR CAMPAIGN:

- Jeopardizes the strategic progress made to date
- Undermines the Board's ability to attract the best CEO and future Director candidates
- Seeks to enable H Partners to remove one-third of the Board, mount a pressure campaign to cause the Board to add two unnamed and non-shareholder elected directors and then have the "reconstituted Board" select the new CEO
- Offers no constructive solutions to benefit the Harley-Davidson or shareholders

Setting the Record Straight

Protect your investment and preserve the future of Harley-Davidson by voting "FOR ALL" Director nominees on the WHITE proxy card.

How to Vote

WHITE PROXY CARD
The Board of Directors recommends you vote FOR ALL the nominees
FOR ALL

Your Highly Qualified Board

Harley-Davidson's Director nominees bring exceptional experience and perspectives to the Board.

The Board is acting in the best interests of all shareholders, ensuring leadership continuity during this critical transition.

Our expert Board is critical to the oversight of the Hardwire strategic plan.

Meet Your Board

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HARLEY-DAVIDSON

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